3399 Peachtree Road, N.E.
The Lenox Building
Suite 700
Atlanta, Georgia 30326

April 3, 2006
Dear Shareholder:

     On behalf of the board of directors and management of Premiere Global Services, Inc., you are cordially invited to our 2006 annual meeting of shareholders to be held on Wednesday, May 3, 2006, at 10:00 a.m. local time at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

        At the annual meeting, shareholders will be asked to:

  re-elect three Class III directors for three-year terms, and transact such other business as may properly come before the annual meeting or any adjournment thereof.

These matters are described in the accompanying notice of annual meeting and proxy statement.

     It is important that your stock be represented at our annual meeting regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please take the time to vote by mailing in your proxy card. As explained in the attached proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

     If you plan to attend our annual meeting, please check the proxy card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name, and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

/s/ Boland T. Jones
Boland T. Jones Chief Executive Officer and Chairman of the Board

Premiere Global Services, Inc. 3399 Peachtree Road, N.E. The Lenox Building Suite 700 Atlanta, Georgia 30326

________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_______________________________

To be held on May 3, 2006

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 2006 annual meeting of shareholders of Premiere Global Services, Inc. (the “Company”) will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, May 3, 2006, at 10:00 a.m. local time for the purposes of:

1.	re-electing three Class III directors to serve until our 2009 annual meeting of shareholders, and

2.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

     Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 1, 2006 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ L. Scott Askins
L. Scott Askins Secretary

Atlanta, Georgia
April 3, 2006

     PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2006

     This proxy statement is furnished to the shareholders of Premiere Global Services, Inc., a Georgia corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, May 3, 2006, at 10:00 a.m. local time at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

     The approximate date on which we are first mailing this proxy statement and the accompanying proxy card to shareholders is April 10, 2006.

VOTING
General

     The securities that can be voted at our annual meeting consist of our common stock, $.01 par value per share. Holders of our common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the annual meeting. Our common stock is voted as a single class.

     The record date for the determination of shareholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by our board of directors as the close of business on March 1, 2006. On the record date, 71,942,943 shares of our common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

     For each proposal to be considered at the annual meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the proposal is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining the presence or absence of a quorum with regard to any proposal at the annual meeting.

     With regard to the election of three Class III directors to serve until our 2009 annual meeting of shareholders, each director must be elected by a plurality of the votes cast at this annual meeting by the holders of shares entitled to vote. Shareholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for all other nominees. Shares that are withheld from voting as to any nominee and broker nonvotes will not affect the outcome.

Proxies and Other Matters That May Come Before the Annual Meeting

     The accompanying proxy card is for use at the annual meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by shareholders to us in time to be voted at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the three named director nominees.

     Our board of directors is not aware of any other business to be presented to a vote of our shareholders at the annual meeting. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission (SEC), the persons named as proxies on the proxy card will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the annual meeting that were submitted to us after December 13, 2005. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director in place of a nominee named on the proxy card whom is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the annual meeting.

     The giving of a proxy does not affect the right to vote in person should the shareholder attend the annual meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us at Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326, by executing and delivering a proxy card bearing a later date to the Secretary, or by voting in person at the annual meeting. If a shareholder will not be attending the annual meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the annual meeting.

     In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth to the best of our knowledge certain information as of March 16, 2006 regarding the beneficial ownership of our voting stock by:

  each person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities each of our current directors and each nominee for director each of our named executive officers (as defined later in this proxy statement under “Executive Compensation”), and all of our current executive officers, directors and each person nominated to become a director as a group.
As of March 16, 2006, there were 71,942,943 shares of our common stock issued and outstanding.

	Shares of		Percent of
	Common Stock		Common
	Beneficially		Stock
Name of Beneficial Owner	Owned (1)		Owned

Boland T. Jones	4,203,556	(2)	5.8
Barclays Global Investors, NA et al.	5,573,371	(3)	7.8
T. Rowe Price Associates, Inc.	4,473,840	(4)	6.2
Jeffrey A. Allred	886,748	(5)	1.2
Jeffrey T. Arnold	141,000	(6)	*
Wilkie S. Colyer	110,000	(7)	*
John R. Harris	100,000	(8)	*
Raymond H. Pirtle, Jr.	46,140	(9)	*
J. Walker Smith, Jr.	101,000	(10)	*
T. Lee Provow	226,666	(11)	*
Theodore P. Schrafft	122,066	(12)	*
Michael E. Havener	80,000	(13)	*
All current executive officers and directors as a group (10 persons)	6,017,176	(14)	8.4

*	Less than one percent.

	(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has shares voting or investment power with respect to such shares. Shares of our common stock subject to warrants or options that are currently exercisable or exercisable within 60 days of March 16, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	(2)	Includes 1,987,997 shares held of record by Mr. Jones, 720,003 restricted shares held of record by Mr. Jones, 4,966 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, 50,000 shares held in a family trust, and 1,440,000 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and Mrs. Jones. Does not include 450 shares held of record by Mr. Jones’ wife, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 55,427 shares held in a trust as to which shares Mr. Jones disclaims beneficial ownership. The address of Mr. Jones is 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326.

(3)	On February 7, 2006, a joint Schedule 13G was filed with the SEC by Barclays Global Investors, NA (45 Fremont Street, San Francisco, CA 94105); Barclays Global Fund Advisors (45 Fremont Street, San Francisco, CA 94105); Barclays Global Investors, Ltd. (Murray House, 1 Royal Mint Court, London, EC3N 4HH); and Barclays Global Investors Japan Trust and Banking Company Limited (Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya- Ku, Tokyo 150-0012, Japan) (which we refer to in this proxy statement as the “Barclays entities”). According to the Schedule 13G, the Barclays entities in the aggregate beneficially own 5,573,371 shares of our common stock, with sole voting power over 5,172,098 shares and sole dispositive power over 5,573,371 shares.

According to the Schedule 13G, one of the Barclays entities, Barclays Global Investors, NA, individually owns 5% or more of our common stock. Barclays Global Investors, NA in the aggregate beneficially owns 4,801,131 shares of our common stock, with sole voting power over 4,399,858 shares and sole dispositive power over 4,801,131. According to the Schedule 13G, none of the other Barclays entities individually owns 5% or more of our common stock.

(4)	On February 14, 2006, a Schedule 13G was filed with the SEC by T. Rowe Price Associates, Inc. (100 E. Pratt Street, Baltimore, MD 21202) (which we refer to in this proxy statement as “Price Associates”), which states that Price Associates is a registered investment advisor for various individuals and institutional clients with sole voting power over 1,257,500 shares of our common stock and sole dispositive power over 4,473,840 shares.

According to the Schedule 13G, none of Price Associates’ clients individually owns 5% or more of our common stock and Price Associates expressly disclaims beneficial ownership of these shares.

(5)	Includes 781,802 shares held of record by Mr. Allred, 100,000 shares held in an individual retirement account for the benefit of Mr. Allred and 4,946 shares held in our 401(k) plan for the benefit of Mr. Allred.

(6)	Includes 41,000 shares held of record by Mr. Arnold and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(7)	Includes 10,000 shares held of record by Mr. Colyer and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(8)	Includes 100,000 shares subject to options currently exercisable or exercisable within 60 days by Mr. Harris.

(9)	Includes 1,140 shares held of record by Mr. Pirtle and 45,000 shares held in an individual retirement account for the benefit of Mr. Pirtle.

(10)	Includes 1,000 shares held of record jointly by Mr. Smith and his spouse and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(11)	Includes 226,666 shares subject to options currently exercisable or exercisable within 60 days by Mr. Provow.

(12)	Includes 5,399 shares held in our 401(k) plan for the benefit of Mr. Schrafft and 116,667 shares subject to options currently exercisable or exercisable within 60 days.

(13)	Includes 60,000 restricted shares held of record by Mr. Havener and 20,000 shares subject to options currently exercisable or exercisable within 60 days.

(14)	Includes 763,333 shares subject to options currently exercisable or exercisable within 60 days.

ELECTION OF DIRECTORS

Nominees

     Pursuant to our amended and restated bylaws, the number of our directors may not be less than three nor more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, our board of directors comprises seven directors. Our board of directors is divided into three classes, with two directors in each of Class I and II and three directors in Class III. The directors in each class are elected by our shareholders for a term of three years and until their successors are elected and qualified or until such directors’ death, resignation or removal. The term of office of one of the classes of directors expires each year at our annual meeting of shareholders, and a new class of directors is elected by our shareholders each year at that time.

     At the annual meeting, the terms of the three Class III directors, Boland T. Jones, Jeffrey T. Arnold and John R. Harris, will expire. In accordance with the recommendation of the nominating and governance committee, the board of directors has nominated Boland T. Jones, Jeffrey T. Arnold and John R. Harris to stand for re-election as Class III directors at our annual meeting of shareholders.

     If re-elected by the shareholders, the Class III nominees will serve three-year terms that will expire at our 2009 annual meeting. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board of directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of our board of directors, or by resolution provide for a lesser number of directors.

     Our board of directors unanimously recommends that shareholders vote “FOR” the proposal to re-elect Boland T. Jones, Jeffrey T. Arnold and John R. Harris as our Class III directors for three-year terms expiring at our 2009 annual meeting of shareholders.

Information Regarding Nominees and Continuing Directors and Executive Officers

     The following table sets forth certain information regarding the three nominees for director, the four incumbent directors whose terms as directors will continue following the annual meeting, and our current executive officers.

Class III Directors Nominated To Serve Until the 2009 Annual Meeting of Shareholders

Boland T. Jones	Mr. Jones, age 46, our founder, has served as a director and our Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as
Chairman of our board of directors. From February 1993 until August 1998, Mr. Jones served as our President.

Jeffrey T. Arnold	Mr. Arnold, age 36, has served as a director since April 1999. Mr. Arnold is the founder and has served since 2001 as the Chairman and Chief Executive Officer of The Convex
Group, an Atlanta-based media and entertainment holding company that acquires and integrates unique content, technology and distribution assets to create new media enterprises. From October 1996 to October 2000, Mr. Arnold was a founder and served as a director and Chief Executive Officer of WebMD Corporation.

John R. Harris	John R. Harris, age 57, has served as a director since November 2003. Mr. Harris has served as a director and President and Chief Executive Officer of eTelecare Global Solutions, Inc., a leading provider of outsourced customer care solutions, since February 2006. He previously served as an information technology consultant from December 2005 to February 2006. He served as Chief Executive Officer of Seven Worldwide, Inc. (f/k/a Applied Graphics Technologies Inc.),
a digital content management company, from December 2003 to December 2005. Prior to that time, he served as Chief Executive Officer and President of Delinea Corporation from July 2002 to December 2003. He served as Chief Executive Officer and President of Exolink from August 2001 to July 2002 and was Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001.
From 1973 to 1999, Mr. Harris served in various executive positions with Electronic Data
Systems Corporation. He currently serves on the board of directors of Ventiv Health, Inc.
and Answerthink, Inc. Mr. Harris is a member of the audit committee for both companies.
He previously served on the board of Seven Worldwide and as a member of the board and audit committee of Genuity Inc.

Incumbent Class I Directors To Serve Until the 2007 Annual Meeting of Shareholders

Jeffrey A. Allred	Mr. Allred, age 52, has served as a director since May 1998 and as our President and Chief
Operating Officer since January 1999. Mr. Allred served as our Executive Vice President of Strategic Development from August 1997 until January 1999.

J. Walker Smith, Jr.	Mr. Smith, age 49, has served as a director since June 2001. He has served as a director and President of Yankelovich Inc., a market services company specializing in database marketing solutions and consumer lifestyles consulting, since May 1999, and previously served as Managing Partner and Head of Yankelovich Monitor from September 1995 until
May 1999, and as Senior Vice President and Managing Partner of Yanklelovich’s Atlanta,
Georgia office from 1991 until September 1995. Mr. Smith previously served as a director of Cyber Dialogue and as a member of the Board of Advisors of Screen4Me.com and A.C. Nielsen Masters in Marketing Research Program.

Incumbent Class II Directors To Serve Until the 2008 Annual Meeting of Shareholders

Wilkie S. Colyer	Mr. Colyer, age 56, has served as a director since March 2004. Mr. Colyer has served as a principal and partner in The Breckenridge Group, Inc., an Atlanta-based investment banking firm, since 1988.

Raymond H. Pirtle, Jr.	Mr. Pirtle, age 64, has served as a director since June 1997. He has served as Chief Manager of Claridge Company LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. Mr. Pirtle was a founder and served as Senior Managing Director of Avondale Partners, LLC, an
independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005.
He served as Managing Director and as a director of SunTrust Equitable Securities
Corporation from February 1989 to June 2001. Mr. Pirtle currently serves as a director of eNucleus, Inc. and IceWeb, Inc. He was previously a director and chairman of the compensation committee of Sirrom Capital Corporation, which was acquired by Finova
Group.

Incumbent Executive Officers

Boland T. Jones	Mr. Jones, age 46, our founder, has served as a director and our Chief Executive Officer since our inception in July 1991, and as Chairman of our board of directors since
September 1993. Please refer to the additional information provided about Mr. Jones under
“Class III Directors Nominated To Serve Until the 2009 Annual Meeting of Shareholders”
above.

Jeffrey A. Allred	Mr. Allred, age 52, has served as a director since May 1998 and has served as our
President and Chief Operating Officer since January 1999. Please refer to the additional information about Mr. Allred under “Incumbent Class I Directors To Serve Until the 2007
Annual Meeting of Shareholders” above.

T. Lee Provow	Mr. Provow, age 48, has served as President of our Data Communications group since
August 2003. From November 2002 to August 2003, he was Chairman of the Executive
Committee of Comdial Corporation, a converged voice and data communications services provider, and served as Chairman of the Board of Comdial from October 2002 to August
2003. From January 2002 to November 2002, Mr. Provow was President and Managing
Director of Commonwealth Holdings, LLC, a private investment fund. From January 2000 to December 2001, he was President and Chief Executive Officer of Intelispan, which was acquired by McLeod USA, and served as a director since August 1988. Mr. Provow also previously served as a director of Allure Technologies and previously served as a director of Comdial and Inksure Technologies Inc.

Theodore P. Schrafft	Mr. Schrafft, age 50, has served as President of our Conferencing & Collaboration group since January 2000, and from March 1999 until January 2000, Mr. Schrafft was Senior
Vice President and General Manager of Conferencing & Collaboration. Mr. Schrafft served as President of our Voice and Data Messaging division from August 1998 to March 1999, and from October 1997 until August 1998, he served as our Vice President of Corporate
Messaging. From June 1996 until October 1997, he served as President and Chief
Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company which was acquired by us in October 1997.

Michael E. Havener	Michael E. Havener, age 38, has served as our Chief Financial Officer since March 2004 and, from December 2002 until March 2004, he served as Chief Financial Officer of our
Conferencing & Collaboration group. From March 2002 to December 2002, Mr. Havener was Vice President and Controller of Airgate PCS, Inc. Mr. Havener previously served as our Corporate Controller from August 1998 until March 2002, and he served as
Controller of our Voicecom business unit and as our Director of Strategic Development from August 1998 to March 2002.

Meetings and Committees of the Board of Directors

     Our board of directors encourages all board members to attend each of our annual meetings of shareholders, particularly those directors who are up for election at any such meeting. Where a director is unable to attend an annual meeting in person but is able to do so by conference call, we will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. Seven directors attended last year’s annual meeting, with two directors attending in person and five directors attending via conference call.

     Our board of directors conducts its business through meetings and unanimous written consents and through committees of our board. We have the following standing committees to which directors are appointed: the audit committee, the compensation committee and the nominating and governance committee. During the fiscal year ended December 31, 2005, our board of directors held six meetings and our board took action by unanimous written consent on four occasions. Each of our directors attended at least 75% of all meetings of the full board of directors and each committee of our board of which such director was a member.

Nominating
and
Director	Audit	Compensation	Governance

Boland T. Jones
Jeffrey A. Allred
Jeffrey T. Arnold			Chairman
Wilkie S. Colyer	X	Chairman
John R. Harris	Chairman	X
Raymond H. Pirtle, Jr.	X
J. Walker Smith, Jr.			X

Independent Directors

     The independent members of our board of directors, as defined by the New York Stock Exchange (NYSE) listing standards, meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2005, the independent members of our board met three times in executive session without management present. Our board of directors has affirmatively determined that a majority of our board members (Jeffrey T. Arnold, Wilkie S. Colyer, John R. Harris, Raymond H. Pirtle, Jr., and J. Walker Smith, Jr.) are independent members of our board under the NYSE listing standards. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice, duly given, which notice shall include the purposes, location and time of the meeting. Our independent directors appointed the chairman of the nominating and governance committee to serve as our presiding independent director to preside over executive sessions of non-management directors. Mr. Colyer served as our independent presiding director until October 2005 when he resigned from the nominating and governance committee, and Mr. Arnold has served as our independent presiding director since that time.

     Our board has established guidelines to assist it in determining director independence (which we refer to in this proxy statement as “independence guidelines”), which conform to or are more exacting than the independence requirements under the NYSE rules. Under these independence guidelines, a director will not be independent if:

  the director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers,

  the director has received during any 12-month period within the last three years, any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), an immediate family member has received during any 12-month period within the last three years more than $100,000 in direct compensation from us,
  (1) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) the director is a current employee of such a firm; (3) an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time, the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee, the director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues, at the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets, or the director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1 million or two percent of that organization’s total annual charitable receipts.

     In addition to applying these independence guidelines, our board shall consider all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board shall consider the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. An independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of our independence guidelines, this determination will be disclosed and explained in our proxy statement.

     After the review and recommendation of the nominating and governance committee, the board of directors has affirmatively determined that Jeffrey T. Arnold, Wilkie S. Colyer, John R. Harris, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr. are independent members of our board under the NYSE listing standards and our independence guidelines.

Audit Committee

     The audit committee, which met ten times in 2005 and took action by unanimous written consent two times, is responsible for:

  reviewing our financial statements, reports and other financial information, appointing and overseeing our independent auditors, who report directly to the audit committee, overseeing the integrity of our financial reporting processes and the annual audit of our financial statements,

  reviewing with our auditors our internal controls and procedures for financial reporting, reviewing the quality of appropriateness of our accounting principles and underlying estimates, pre-approving all audit and permitted non-audit services,
  overseeing the performance of our internal audit function, establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters, and approving and reviewing on an on-going basis our related-party transactions.

     These duties and responsibilities are set forth in our Amended and Restated Audit Committee Charter, a copy of which is available on our website at www.premiereglobal.com (follow the links to “Corporate Governance” —“Board Committees”), and the charter is available in print to any shareholder who requests it by writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” below. The audit committee currently comprises John R. Harris (Chairman), Raymond H. Pirtle, Jr. and Wilkie S. Colyer. Mr. Colyer joined the audit committee in October 2005. Jeffrey T. Arnold was a member of the audit committee during 2005 until his resignation from that committee in October 2005. Mr. Harris was appointed Chairman in April 2004. At each regularly scheduled audit committee meeting, the audit committee meets separately in executive session without management present with our independent auditors and with our internal auditors. Our board of directors has determined that Mr. Harris is an audit committee financial expert under the rules of the SEC and NYSE listing standards, and that Messrs. Harris, Pirtle and Colyer are “independent” and financially literate for audit committee membership pursuant to SEC rules and NYSE listing standards.

Compensation Committee

     The compensation committee, which did not meet in 2005 and took action by unanimous written consent seven times, is responsible for:

  setting and approving the compensation goals regarding our Chief Executive Officer and evaluating the Chief Executive Officer’s performance in light of those goals, reviewing and evaluating the compensation of our other executive officers, determining and approving the compensation of our Chief Executive Officer and our other executive officers, and making recommendations to the board regarding our incentive compensation plans and equity-based plans.

     A copy of the Compensation Committee Charter is available on our website at www.premiereglobal.com (follow the links to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it by writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” below. The compensation committee currently comprises Wilkie S. Colyer (Chairman) and John R. Harris. Messrs. Colyer and Harris are independent under the NYSE listing standards and our independence guidelines.

Nominating and Governance Committee

     The nominating and governance committee, which met one time in 2005 and took action by unanimous written consent two times, is responsible for:

  identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board,

  recommending that the board select a slate of director nominees for election by our shareholders at the annual meeting, developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance, reviewing annually our Corporate Governance Guidelines and board committee charters, overseeing the annual evaluation of our management, board and the committees of the board, and reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

     Currently, the nominating and governance committee comprises Jeffrey T. Arnold (Chairman) and J. Walker Smith, Jr. Mr. Arnold joined the nominating and governance committee and was appointed Chairman in October 2005. Mr. Wilkie S. Colyer was a member of the nominating and governance committee during 2005 until his resignation from that committee in October 2005. The nominating and governance committee operates under a written charter that is available on our website at www.premiereglobal.com (follow the links to “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it in writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” below. Messrs. Arnold and Smith are independent under the NYSE listing standards and our independence guidelines.

     The nominating and governance committee recommends nominees for election to our board based on a number of qualifications including, but not limited to, independence, character, integrity, financial literacy, level of education and business experience, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders. The nominating and governance committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. The nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

     The nominating and governance committee evaluates candidates to our board by reviewing their biographical information and qualifications. If the nominating and governance committee determines that a candidate is qualified to serve on our board, such candidate is interviewed by at least one member of the nominating and governance committee and our Chief Executive Officer. Other members of our board also have an opportunity to interview qualified candidates. The nominating and governance committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to our board that we nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the nominating and governance committee is considering as a potential nominee for re-election, this committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to us, in addition to such person’s biographical information and qualifications.

     The nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the independence requirements of the NYSE and our independence guidelines and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Shareholder Recommendations to the Nominating and Governance Committee and Shareholder Director Nominations

     The nominating and governance committee will consider written recommendations from shareholders for nominees to our board of directors. A shareholder who wishes to recommend a person to this committee for nomination to our board must submit a written notice by mail to the nominating and governance committee at Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia

30326. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to this committee should include:

  the candidate’s name, age, business addresses and other contact information, a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the SEC, a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, and the name and address of the shareholder(s) of record making such a recommendation.

     In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, information regarding such a director candidate need not be included in our proxy statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

     The nominating and governance committee has not received any nominee recommendations from any of our shareholders in connection with our 2006 annual meeting.

Shareholder Communications with the Board of Directors

     Our board of directors accepts communications sent to the board (or to specified individual directors) by our shareholders. Shareholders may communicate with our board of directors (or with the presiding independent director, the independent directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326. All written communications received in such manner from our shareholders shall be forwarded promptly to the members of our board of directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of our board, the communication shall be forwarded promptly to all members of our board.

Directors’ Compensation

     Our directors are reimbursed for reasonable expenses incurred by them in connection with their attendance at board meetings and are paid an annual cash retainer and equity compensation per board year (which runs from annual meeting to annual meeting). In November 2005, the compensation committee recommended, and our board of directors approved, changes to our outside director compensation arrangements, effective for the 2005 – 2006 board year. Outside directors receive a base cash retainer of $30,000 per board year which increases to $40,000 per board year if an outside director attends all quarterly, regularly scheduled board meetings during such board year. An additional $1,000 is payable for each special board meeting attended during a board year, and $1,250 per day is payable for special projects and director training attended by a director and as authorized by us. The chairmen of the audit committee and the compensation committee receive an additional cash retainer of $10,000 per board year, and each member of the audit committee and compensation committee receives an additional cash retainer of $5,000 per board year. The chairman of the nominating and governance committee receives an additional cash retainer of $5,000 per board year, and each member of the nominating and governance committee receives an additional cash retainer of $2,500 per board year.

     Annual equity awards of $80,000 in fair market value of shares of restricted stock is granted to each director on the last day of each board year, with the grant date for the 2005 – 2006 board year to be the date of our 2006 annual shareholders’ meeting on May 3, 2006; provided that the director remains a board member on such date. The chairmen of the audit committee and compensation committee receive an additional equity award of $10,000 in fair market value of shares of restricted stock per board year, and each member of the audit committee and compensation committee receives an additional equity award of $5,000 in fair market value of shares of restricted stock per board year; provided that the director remains a committee member on such date. The shares of restricted stock vest immediately in recognition of service during the prior board year, and the number of shares to be granted will be determined by dividing the dollar amount of the applicable annual award by the fair market value per share of out common stock on the grant date, with any partial shares to be paid in cash.

     For the 2004 – 2005 board year, outside directors received a base retainer of $20,000, which increased to $40,000 if a director attended all board meetings and all of his or her board committee meetings during the board year. The chairman of the audit committee received an additional retainer of $10,000 and each member of the audit committee received an additional retainer of $5,000 for the board year. The chairman of each other standing committee received an additional retainer of $5,000; provided, that if a director was the chairman of more than one standing committee, that director received a total additional retainer of $5,000 for the board year.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned during the last three fiscal years by our Chief Executive Officer and our four most highly compensated other executive officers who were serving as executive officers at December 31, 2005 (which we refer to in this proxy statement as the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

				Other Annual		Securities
				Compensation	Restricted	Underlying	All Other
		Salary	Bonus	Awards	Stock	Options	Compensation
Name And Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)

Boland T. Jones	2005	$900,000	$2,129,994	$121,987	$9,261,000	— 0 —	$36,300
Chief Executive Officer and	2004	911,630	1,261,098	60,506	— 0 —	— 0 —	19,830
Chairman of the Board of	2003	865,036	810,337	243,697	— 0 —	— 0 —	32,724
Directors

Jeffrey A. Allred	2005	600,000	1,419,990	— 0 —	1,234,800	— 0 —	6,300
President and Chief Operating	2004	607,754	840,727	— 0 —	— 0 —	— 0 —	7,910
Officer and Director	2003	576,114	540,225	126,493	— 0 —	— 0 —	7,760

T. Lee Provow	2005	375,274	222,700	— 0 —	— 0 —	— 0 —	7,855
President, Data Communications	2004	357,292	350,000	— 0 —	— 0 —	— 0 —	7,705
	2003	135,962	50,000	— 0 —	— 0 —	475,000	5,633

Theodore P. Schrafft	2005	381,634	381,281	— 0 —	— 0 —	— 0 —	6,300
President, Conferencing &	2004	363,125	350,000	— 0 —	— 0 —	— 0 —	6,150
Collaboration	2003	330,687	92,497	— 0 —	— 0 —	350,000	6,000

Michael E. Havener (5)	2005	200,000	99,500	— 0 —	— 0 —	— 0 —	— 0 —
Chief Financial Officer	2004	167,500	82,276	— 0 —	831,000	— 0 —	— 0 —

(1)	“Bonus” for Messrs. Jones and Allred, pursuant to their employment agreements, for 2005 includes quarterly and annual cash bonuses as well as stock bonuses having a value equal to their earned quarterly or annual cash bonus, as the case may be, granted on the same day as the payment of the relevant cash bonus. The number of shares issued pursuant to the stock bonuses is determined by dividing the dollar amount of the relevant cash bonuses by the per share closing price of our common stock on the date of grant, with fractional shares paid in cash. These shares vest on the day after the grant date but are subject to an 18-month holding period. Cash and stock bonuses earned for 2005 are reflected in the above table. Such bonuses were paid and granted in 2005, except for the 2005 fourth quarter and annual bonuses which were paid and granted in February 2006. See “Employment Agreements” in this proxy statement. “Bonus” for the named executive officers includes the following:

	•	for Mr. Jones, his aggregate cash bonus earned in 2005 was $1,065,006, and his stock bonus consisted of (a) 20,425 shares granted on May 6, 2005, at a closing price of $11.75, for a market value of $239,994, (b) 24,951 shares granted on July 29, 2005, at a closing price of $10.22, for a market value of $254,999, (c) 25,240 shares granted on November 4, 2005, at a closing price of $8.32, for a market value of $209,997, and (d) 42,105 shares granted on February 24, 2006, at a closing price of $8.55, for a market value of $359,998, and

	•	for Mr. Allred, his aggregate cash bonus earned in 2005 was $710,000, and his stock bonus consisted of (a) 13,617 shares granted on May 6, 2005, at a closing price of $11.75, for a market value of 160,000, (b) 16,634 shares granted on July 29, 2005, at a closing price of $10.22, for a market value of $169,999, (c) 16,826 shares granted on November 4, 2005, at a closing price of $8.32, for a market value of $139,992, and (d) 28,070 shares granted on February 24, 2006, at a closing price of $8.55, for a market value of $239,999.

(2)	“Other Annual Compensation” for the named executive officers includes the following:

	•	for Mr. Jones, various perquisites include professional fees for tax and estate planning ($68,223 in 2005, $28,642 in 2004 and $16,593 in 2003, auto allowance ($12,000 in 2005, $12,462 in 2004 and $12,000 in 2003), supplemental disability ($7,875 in each of 2005, 2004 and 2003), club dues ($28,779 in 2005, $7,715 in 2004 and $5,412 in 2003), health and wellness insurance premium reimbursement ($5,110 in 2005 and $3,812 in each of 2004 and 2003), forgiveness of certain tax loans ($181,301 in 2003) and personal use of company aircraft ($16,704 in 2003),

	•	for Mr. Allred for 2005 and 2004, this table excludes perquisites and other personal benefits the dollar value of which, in the aggregate, was less than the lesser of $50,000 or 10% of Mr. Allred’s salary and bonus. For Mr. Allred for 2003, various perquisites included professional fees for tax and estate planning of $2,924, auto allowance of $12,000, supplemental disability of $6,502, club dues of $10,560, health and wellness insurance premium reimbursement of $3,812 and forgiveness of certain tax loans of $90,695, and

	•	for Messrs. Provow, Schrafft and Havener for all years shown above, the table excludes perquisites and other personal benefits the dollar value of which, in the aggregate, was less than the lesser of $50,000 or 10% of the executive’s salary and bonus with respect to the applicable year.

(3)	“Restricted Stock Awards” for the named executive officers, pursuant to their employment agreements or letter, includes the following:

	•	for Mr. Jones, 900,000 shares of restricted stock were granted on April 18, 2005, at a closing price of $10.29, for a market value of $9,261,000, of which 45,000 shares were immediately vested as of the grant date and the remaining shares will vest in 19 equal quarterly installments beginning on June 30, 2005. At December 31, 2005, 720,003 shares remained unvested for an aggregate market value of $5,853,624, based on a closing price of our common stock at year end of $8.13,

	•	for Mr. Allred, 120,000 shares of restricted stock were granted on April 18, 2005 at a closing price of $10.29, for a market value of $1,234,800, of which 30,000 shares were immediately vested as of the grant date and the remaining shares vested in three equal quarterly installments beginning on June 30, 2005. At December 31, 2005, all restricted shares were vested, and

	•	for Mr. Havener, 75,000 shares of restricted stock were granted on July 28, 2004 at a closing price of $11.08, for a market value of $831,000, and which shares vest ratably over a five-year period. At December, 31, 2005, 60,000 shares remained unvested for an aggregate market value of $487,800, based on a closing price of our common stock at year end of $8.13.

(4)	For 2005, “All Other Compensation” for the named executive officers includes the following:

	•	for Mr. Jones, $6,300 in matching contributions to our 401(k) plan and $30,000 in premiums on life insurance,

	•	for Mr. Allred, $6,300 in matching contributions to our 401(k) plan,

	•	for Mr. Provow, $6,300 in matching contributions to our 401(k) plan and $1,555 in premiums on term life insurance, and

	•	for Mr. Schrafft, $6,300 in matching contributions to our 401(k) plan.

(5)	Mr. Havener became an executive officer in March 2004. Amounts shown for 2004 include salary and other compensation for the portion for the year prior to his appointment as an executive officer.

Employment Agreements

     We have entered into employment agreements or employment letters with our named executive officers, as described below:

     Boland T. Jones. Pursuant to the terms of his employment agreement, effective as of January 1, 2005, Mr. Jones’ base salary for 2005 was $900,000. His salary is reviewed annually by the compensation committee who may, at its sole discretion, increase his base salary from time to time. In addition to his base salary, Mr. Jones may earn each year both a cash bonus and a stock bonus based on the achievement of performance criteria established from year to year by the compensation committee. Unless the compensation committee determines otherwise prior to the end of the first quarter of a given calendar year, Mr. Jones’bonuses for such year will be based upon the achievement of certain quarterly and annual targets for our consolidated revenues and adjusted EBITDA (determined as operating income, as reported, before depreciation, amortization restructuring costs, asset impairments, equity based compensation and net legal settlements and related expenses). Unless the compensation committee determines otherwise, Mr. Jones’ target cash bonus is equal to 100% of his base salary for such year, subject to a sliding scale, with 80% of the target cash bonus allocated to the achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets, based two-thirds on the achievement of consolidated adjusted EBITDA targets and one-third on the achievement of consolidated revenues targets. Mr. Jones may earn between 70% and 150% of his target cash bonus based upon the sliding scale set forth in his employment agreement. Mr. Jones received an aggregate cash bonus of $1,065,006 for 2005 based on the achievement of quarterly and annual targets.

     Mr. Jones may earn a stock bonus payable in shares of our common stock having a value equal to his earned quarterly or annual cash bonus, as the case may be, granted on the same date as the payment of the relevant cash bonus. The number of shares issued is determined by dividing the dollar amount of the relevant cash bonus by the per share closing price of our common stock on the date of grant. The shares issued vest on the day following the date of grant but may not be sold or transferred for an 18-month period following the date of grant, except to satisfy payment of tax liabilities incurred upon vesting of the shares, gifts to a charitable trust established by Mr. Jones, for any reason following a “change of control” or termination of his employment without “cause” or for “good reason” (as such terms are defined in his employment agreement), or as otherwise permitted by the compensation committee in its sole discretion. Mr. Jones was awarded an aggregate stock bonus of 112,721 shares of stock in 2005 based on the achievement of quarterly and annual targets.

     The initial term of Mr. Jones’ employment agreement expires on January 1, 2010. Thereafter, it renews automatically for successive one-year periods unless either party elects not to renew at least 30 days prior to expiration of the term. If we terminate his employment for any reason other than cause, death, disability or if he resigns for good reason, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (a) the sum of his annual base salary in effect at the date of his termination plus 200% of his target cash bonus for the year in which his termination occurs, or (b) the sum of the highest annual base salary plus 200% of the highest cash bonus paid to him for any of the three calendar years prior to the date of termination. This severance amount will be payable in cash in equal installments over a 12-month period, unless the termination occurs during a 24-month period following a change of control, in which case the severance amount will be payable in a lump sum upon the effective date of his termination. In addition, upon termination of Mr. Jones’ employment without cause or for good reason, or in the event that we fail to renew the term of his employment agreement, he will continue to participate in any of our dental, disability, life or similar programs in which he participated immediately prior to termination, for an 18-month period or, if longer, the remaining term of his agreement as if such termination had not occurred. Mr. Jones also will continue to participate in any of our medical or health plans and programs in which he participated immediately prior to such termination, for a period of 60 months after the date of termination without cause or for good reason, or for a period of 24 months following the termination of his employment agreement due to our failure to renew its term. In addition, Mr. Jones is entitled to receive a gross-up payment in the event any payments or benefits to which he may be entitled are treated as “excess parachute payments” and are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

     Mr. Jones’ employment agreement provides that he will not compete with us, solicit any of our employees or customers or disclose “confidential information” (as defined in his employment agreement) during the term of his employment and for one year thereafter.

     In addition, pursuant to his employment agreement, on April 18, 2005, Mr. Jones received a stock award of 900,000 shares of restricted stock, of which 45,000 shares vested immediately in recognition of his service during the first quarter of 2005, and the remaining shares vest in 19 equal quarterly installments beginning on June 30, 2005, provided Mr. Jones is still employed with us during this time. In the event of the termination of Mr. Jones’ employment by reason of his death or disability, by us without cause or by Mr. Jones for good reason, the vesting of such restricted stock will accelerate in full. In addition, such restricted stock will vest in full upon a change of control.

     Jeffrey A. Allred. Pursuant to the terms of his employment agreement, effective as of January 1, 2005, Mr. Allred’s base salary for 2005 was $600,000. His salary is reviewed annually by the compensation committee who may, at its sole discretion, increase his base salary from time to time. In addition to his base salary, Mr. Allred may earn each year both a cash bonus and a stock bonus based on the achievement of performance criteria established from year to year by the compensation committee. Unless the compensation committee determines otherwise prior to the end of the first quarter of a given calendar year, Mr. Allred’s bonuses for such year will be based upon the achievement of certain quarterly and annual targets for our consolidated revenues and adjusted EBITDA. Unless the compensation committee determines otherwise, Mr. Allred’s target cash bonus is equal to 100% of his base salary for such year, subject to a sliding scale, with 80% of the target cash bonus allocated to the achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets, based two-thirds on the achievement of consolidated adjusted EBITDA targets and one-third on the achievement of consolidated revenues targets. Mr. Allred may earn between 70% and 150% of his target cash bonuses based upon the sliding scale set forth in his employment agreement. Mr. Allred received an aggregate cash bonus of $710,000 for 2005 based on the achievement of quarterly and annual targets.

     Mr. Allred may earn a stock bonus payable in shares of our common stock having a value equal to his earned quarterly or annual cash bonus, as the case may be, granted on the same date as the payment of the relevant cash bonus. The number of shares issued is determined by dividing the dollar amount of the relevant cash bonus by the per share closing price of our common stock on the date of grant. The shares issued vest on the day following the date of grant but may not be sold or transferred for an 18-month period following the date of grant, except to satisfy payment of tax liabilities incurred upon vesting of the shares, gifts to a charitable trust established by Mr. Allred, for any reason following a “change of control” or termination of his employment without “cause” or for “good reason” (as such terms are defined in his employment agreement), or as otherwise permitted by the compensation committee in its sole discretion. Mr. Allred was awarded an aggregate stock bonus of 75,147 shares of stock in 2005 based on the achievement of quarterly and annual targets.

     The initial term of Mr. Allred’s employment agreement expired on January 1, 2006, and his agreement automatically renewed for an additional one-year term. It will automatically renew for successive one-year periods, unless either party elects not to renew at least 30 days prior to the expiration of the term. If we terminate his employment for any reason other than cause, death or disability or if he resigns for good reason, Mr. Allred will be entitled to severance compensation equal to 2.99 times the greater of (a) the sum of his annual base salary in effect at the date of his termination plus 200% of his cash target bonus for the year in which his termination occurs, or (b) the sum of the highest annual base salary plus 200% of the highest cash bonus paid to him for any of the three calendar years prior to the date of termination. This severance amount will be payable in cash in equal installments over a 12-month period, unless the termination occurs during a 24-month period following a change of control, in which case the severance amount will be payable in a lump sum upon the effective date of his termination. In addition, upon termination of Mr. Allred’s employment without cause or for good reason, or in the event that we fail to renew the term of his employment agreement, he will continue to participate in any of our dental, disability, life or similar programs in which he participated immediately prior to termination, for an 18-month period or, if longer, the remaining term of his agreement as if such termination had not occurred. Mr. Allred also will continue to participate in any of our medical or health plans and programs in which he participated immediately prior to such termination, for a period of 60 months after the date of termination without cause or for good reason, or for a period of 24 months following the termination of his agreement due to our failure to renew its term. Mr. Allred is entitled to a gross-up payment in the event any payments or benefits to which he may be entitled are treated as “excess parachute payments” and are subject to excise taxes under Section 4999 of the tax code.

     Mr. Allred’s employment agreement provides that he will not compete with us, solicit any of our employees or customers or disclose confidential information during the term of his employment and for one year thereafter.

     In addition, pursuant to his employment agreement, on April 18, 2005, Mr. Allred received a stock award of 120,000 shares of restricted stock, of which 30,000 shares vested immediately in recognition of his service during the first quarter of 2005, and the remaining shares vested in three equal quarterly installments beginning on June 30, 2005.

     T. Lee Provow. Pursuant to the terms of his employment agreement with our Data Communications subsidiary, Mr. Provow’s base salary for 2005 was $375,274. At the beginning of each year of his employment agreement term, Mr. Provow is entitled to an increase in his base salary equal to five percent of the previous year’s base salary. In addition to his base salary, Mr. Provow may earn an annual cash bonus based on the achievement of performance criteria as established from year to year by the compensation committee. The target bonus for Mr. Provow for each calendar year will be equal to 100% of his annual base salary, with 80% of the target cash bonus allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. As determined by the compensation committee, his target cash bonus for 2005 was based one-third each on the achievement of global revenue, global adjusted EBITDA and certain cost savings criteria of our Data Communications business segment. Because his performance goals are not subject to a sliding scale, Mr. Provow may earn either 100% or 0% of his target cash bonus awards applicable to each performance criteria. In addition, the compensation committee authorized an additional target incentive bonus for Mr. Provow for 2005 equal to 33% of his base salary, subject to the achievement of certain performance goals relating to the global revenue and certain cost savings criteria for Data Communications. Mr. Provow received an aggregate cash bonus of $222,700 for 2005 based on the achievement of quarterly and annual targets.

     The term of Mr. Provow’s employment agreement expires on July 31, 2006. If we terminate his employment without “cause” either before a “change in control” (as such terms are defined in his employment agreement) or more than 12 months after such a change in control, Mr. Provow will be entitled to severance compensation equal to 100% of his base annual salary in effect on the date of termination. In addition, if, during the 12-month period following a change in control, Mr. Provow’s employment is terminated by us for any reason other than cause, then Mr. Provow is entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination. These severance amounts will be payable in accordance with our standard payroll practices over such 12- or 24-month periods, as applicable. In addition to these severance amounts, Mr. Provow will receive the cost of COBRA coverage over the applicable severance periods following the termination date.

     Mr. Provow’s employment agreement provides that he will not compete with Data Communications, solicit any of Data Communications’ employees or customers or disclose “confidential business information” (as defined in his employment agreement) during the term of his employment and for one year thereafter.

     Theodore P. Schrafft. Pursuant to the terms of his employment agreement with our Conferencing & Collaboration subsidiary, Mr. Schrafft’s base salary for 2005 was $381,634. At the beginning of each year of his employment agreement term, Mr. Schrafft is entitled to an increase in base salary equal to five percent of the previous year’s base salary. In addition to his base salary, Mr. Schrafft may earn an annual cash bonus based on the achievement of performance criteria as established from year to year by the compensation committee. The target bonus for Mr. Schraftt for each calendar year will be equal to 100% of his annual base salary, with 80% of the target cash bonus allocated to the achievement of quarterly targets (20% per quarter) and 20% allocated to the achievement of annual targets. As determined by the compensation committee, his target cash bonus for 2005 was based one-third each on the achievement of global revenue, global adjusted EBITDA and certain cost savings criteria of our Conferencing & Collaboration business segment. Because his performance goals are not subject to a sliding scale, Mr. Schrafft may earn either 100% or 0% of his target cash bonus awards applicable to each performance criteria. In addition, the compensation committee authorized an additional target incentive bonus for Mr. Schrafft for 2005 equal to 33% of his base salary, subject to the achievement of certain performance goals relating to the global revenue and certain cost savings criteria for Conferencing & Collaboration. Mr. Schrafft received an aggregate cash bonus of $381,281 for 2005 based on the achievement of quarterly and annual targets.

     The term of Mr. Schrafft’s employment agreement expires on December 31, 2006. Thereafter, it renews automatically for successive one-year periods unless either party elects not to renew at least 90 days prior to expiration of the term. If we terminate his employment without “cause” either before or after a “sale of the company”, or, if during the 24-month period following a sale of the company, he terminates his employment with “adequate justification” (as such terms are defined in his employment agreement), or more than 24 months after such a change in control, Mr. Schrafft will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination; provided, however, that if the expiration date of his employment agreement is less than 12 months after the termination date, the severance compensation will be a pro rata portion for such period. These severance amounts will be payable in accordance with our standard payroll practices over a 12-month period. In addition to these severance amounts, Mr. Schrafft will receive the cost of COBRA coverage over the 12-month period following the termination date.

     Mr. Schrafft’s employment agreement provides that he will not compete with Conferencing & Collaboration, solicit any Conferencing & Collaboration employees or customers or disclose “confidential business information” (as defined in his employment agreement) during the term of his employment and for one year thereafter.

     Michael E. Havener. Pursuant to the terms of his employment letter, Mr. Havener’s annual base salary is $200,000 per year. In addition to his base salary, Mr. Havener may earn an annual cash bonus based on the achievement of performance criteria as established from year to year by the compensation committee. The target bonus for Mr. Havener will be equal to 50% of his annual base salary for each year, subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. He may earn between 70% and 100% of his target cash bonus award applicable to each performance criteria. As determined by the compensation committee, his target cash bonus for 2005 was based one-third on our consolidated revenues and two-thirds on consolidated adjusted EBITDA. Mr. Havener received an aggregate cash bonus of $99,500 bonus for 2005 based on the achievement of quarterly and annual targets.

     We may terminate Mr. Havener’s employment at any time. If his employment is terminated without “cause” either before a “change in control” (as such terms are defined in his employment letter) or more than 12 months after such a change in control, Mr. Havener will be entitled to severance compensation equal to 50% of his base annual salary in effect on the date of termination. In addition, if, during the 12-month period following a change in control, Mr. Havener’s employment is terminated by us without cause, then Mr. Havener is entitled to severance compensation equal to 100% of his base annual salary in effect on the date of termination. These severance amounts will be payable in accordance with our standard payroll practices over such 6- or 12-month periods, as applicable.

Option Grants in 2005

There were no stock option grants to our named executive officers during 2005.

Option Exercises in 2005 and Year-End Option Values

The following table sets forth information regarding:
  the number of shares of our common stock received upon exercise of options by our named executive officers during 2005, the net value realized upon such exercise,
  the number of unexercised options held at December 31, 2005, and the aggregate dollar value of unexercised options held at December 31, 2005.
Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-The-Money Options at
	Acquired	Value	Fiscal Year-End(#)		Fiscal Year-End($)(1)
	on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Boland T. Jones	— 0 —	$— 0 —	— 0 —	— 0 —	$ — 0 —	$ — 0 —
Jeffrey A. Allred	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —	— 0 —
T. Lee Provow	90,000	402,181	226,666	158,334	453,332	316,668
Theodore P. Schrafft	116,666	653,710	116,667	116,667	360,501	360,501
Michael E. Havener	— 0 —	— 0 —	30,000	10,000	42,900	— 0 —

(1)	These values have been calculated by subtracting the option exercise price from the market price of our common stock on the NYSE on December 31, 2005, and multiplying that figure by the total number of in-the-money exercisable/unexercisable options.

Indemnification Agreements

     In addition to any other indemnity to which a director or named executive officer may be entitled under the Georgia Business Corporation Code, our bylaws, resolution or agreement, we have entered into separate indemnification agreements with each of our directors and named executive officers. We have agreed to hold harmless and indemnify each director and named executive officer against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the director or named executive officer in connection with any threatened, pending or completed action, suit or proceeding to which the director or named executive officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the director or named executive officer is, was, or at any time becomes our director, officer, employee or agent. However, we shall not pay any indemnity with respect to any proceeding in which the director or named executive officer is adjudged, by final judgment not subject to further appeal, liable to us or is subjected to injunctive relief in favor of us:

  for any appropriation, in violation of the director’s or named executive officer’s duties, of any company business opportunity, for acts or omissions which involve intentional misconduct or a knowing violation of law, for any transaction from which the director or named executive officer received an improper personal benefit, and in the case of directors, for unlawful corporate distributions.

     In addition, we shall not pay any indemnity with respect to any suit in which final judgment is rendered against the director or named executive officer for an accounting of profits made from the purchase or sale of our securities.

     No amendment to our articles of incorporation or bylaws or any other corporate action shall in any way limit any director’s or named executive officer’s rights under his or her respective indemnification agreement.

     In addition, we agreed to maintain an insurance policy covering directors and named executive officers under which the insurer agrees to pay, subject to certain exclusions, certain claims made against our directors and named executive officers in their capacities as directors and named executive officers.

     We believe that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

Equity Compensation Plan Information

     The following table gives information as of December 31, 2005 about our common stock that may be issued under all of our existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by us in connection with mergers and acquisitions of the companies that originally granted those options. Note 3 to the table below sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2005 and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity Compensation Plans
approved by shareholders (1)	2,030,741	$2.37	4,996,118

Equity Compensation Plans
not approved by shareholders (2)	1,672,237	$6.14	—

Total	3,702,978	$4.07	4,996,118

(1)	Includes options issued and available for exercise and shares available for issuance under our 1995 stock plan, 2000 directors stock plan and 2004 long-term incentive plan.

(2)	Includes options issued and available for exercise under our 1998 stock plan and an individual stock option award granted to a former employee upon hire. Following the adoption of our 2004 long-term incentive plan in June 2004, the 1998 stock plan was frozen and no additional awards will be issued. See “Description of Plans and Individual Awards Not Approved by Shareholders.”

(3)	This table does not include information for the following equity compensation plans assumed by us in connection with mergers and acquisitions of the companies that originally established these plans: Xpedite Systems, Inc. 1996 incentive stock plan, Xpedite Systems, Inc. non-employee directors’ warrant plan, and Intellivoice Communications, Inc. 1995 incentive stock option plan. As of December 31, 2005, a total of 125,414 shares of our common stock were issuable upon exercise of outstanding options under these assumed plans.

The weighted average exercise price of these outstanding options is $14.42 per share. No additional options may be granted under these assumed plans.

Description of Plans and Individual Awards Not Approved by Shareholders

     Our 1998 stock plan provided for the issuance of stock options, restricted stock and stock appreciation rights to our employees and consultants. With the adoption by our board and shareholders of our 2004 long-term incentive plan in June 2004, we will not grant any additional awards under the 1998 stock plan. As of December 31, 2005, a total of 8,000,000 shares of stock were reserved for shares to be issued upon the exercise of options previously granted under the 1998 stock plan. The terms of options previously granted under the 1998 stock plan are administered by our compensation committee.

     Individual stock option awards issued consist of 50,000 options granted to a former employee upon hire, with an exercise price of $8.00 per share that was repriced to $0.35 per share, and which terminates on July 1, 2006.

     The following Report of the Compensation Committee, the Report of the Audit Committee and the Stock Performance Graph do not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate these Reports or the Stock Performance Graph by reference in any of those filings.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Introduction

     The compensation committee is responsible for setting and approving the compensation arrangements for our executive officers and for determining and administering stock award grants to our executive officers and other employees under our 1995 stock plan and 2004 long-term incentive plan. The compensation committee currently comprises Messrs. Colyer (Chairman) and Harris. See “Meetings and Committees of the Board” above.

     Our executive compensation policy, as implemented by the compensation committee, is designed to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote our short- and long-term financial performance and growth.

     Generally, in establishing levels of compensation for executive officers, the compensation committee considers all factors they deem appropriate, which may include, among others:

  level and scope of responsibilities,
  pay levels of executive officers in comparable companies,
  experience, achievements and special expertise,
  achievement of specific business initiatives,
  appropriate inducements to initial and continued employment, our recent financial results compared to our financial results for prior years and compared to our business plan, and alignment of the interests of executive officers with those of our shareholders through award opportunities that can result in ownership of our common stock.

     While some or all of these factors may be considered in a given circumstance, all compensation decisions involve subjectivity.

     We have entered into employment agreements or employment letters with our named executive officers. These employment agreements or letters contain the general terms of each such executive officer’s employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers’ ability to receive additional compensation from us, whether in the form of base salary, bonus, stock awards or otherwise. See “Employment Agreements” above.

     The total compensation of our executive officers can be divided into three components: base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of the considerations underlying each component of compensation.

Base Salaries

     The base salaries of the executive officers are initially determined pursuant to their employment agreements or employment letters. Initial salary levels are determined based on the factors discussed above and the recommendations of our Chief Executive Officer for salaries other than his own; however, the compensation committee retains the discretion to increase the initial salary levels. The compensation committee periodically evaluates the salaries of our executive officers based upon the level and scope of the responsibilities of the office, prior experience and achievements, the importance of each executive’s contributions to us and the pay levels of similarly positioned executive officers in comparable companies, based upon industry, market capitalization, revenue, earnings and growth.

Annual Incentive Compensation

     Our executive officers are eligible to receive cash bonus awards, with certain executive officers also eligible to receive stock bonus awards. The key components in determining the amount of such awards include our individual growth and success as measured by our revenues, earnings, net income, cash flows and other financial performance goals, including adjusted EBITDA, as well as our financial performance in the context of the overall industries in which we compete and economic environment. The judgment of the compensation committee, and of our Chief Executive Officer in the case of executive officers other than himself, as to the impact of the individual on our financial performance are also considered.

Long-Term Incentive Compensation

     Grants of stock awards to our executive officers are made under our 1995 stock plan and 2004 long-term incentive plan administered by the compensation committee. The compensation committee believes that it is desirable to increase management’s equity ownership in the company in order to focus management’s effort and commitment to build profitability and shareholder value, and that the grant of stock awards, including options and restricted stock, has been a particularly important component of our success in attracting and retaining talented management employees. The compensation committee believes that stock awards give our executive officers greater incentives to operate our business in a manner that benefits the financial interests of our shareholders both on a long-term and short-term basis.

     In determining the number of stock awards to grant executive officers, the compensation committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of our Chief Executive Officer is important in determining awards to persons other than him.

     Messrs. Jones and Allred were awarded time-vested restricted stock under our 1995 stock plan and/or 2004 long-term incentive plan in 2005, pursuant to their employment agreements and as approved by the compensation committee in order to provide them additional incentives. No awards of restricted stock or options were made to any other named executive officer in 2005.

Executive Loans

     As described in the report of the compensation committee in our 2002 proxy statement, we made certain loans to Messrs. Jones and Allred to cover the tax liability associated with equity grants made in prior years. Those loans were later forgiven, and we made additional payments to the executives to cover the taxes related to such forgiveness of debt. A portion of that forgiveness of debt is reflected in the Summary Compensation Table as Other Annual Compensation received in 2003.

     We also agreed to lend certain directors and named executive officers amounts for the exercise price and taxes due with respect to options and/or shares of restricted stock granted prior to 2002. We were obligated, pursuant to extensions of credit agreed to by the issuer prior to July 30, 2002, to make additional loans to pay taxes associated with the future vesting of the restricted shares under the same terms as the existing loans, but the dollar amount of such loans was based on the fair market value of our common stock on the vesting date. We had a legal commitment to make such loans evidenced by restricted stock agreements and board and committee resolutions before July 30, 2002, and we did not have discretion or a termination right with respect to these obligations. The obligations were subject only to a pre-determined vesting schedule and related solely to taxes payable on a finite number of shares issued in 2001. These existing obligations have not been modified or extended in any way. See “Executive Compensation” and “Certain Transactions” in this proxy statement.

Policy on Deductibility of Compensation

     Section 162(m) of the tax code disallows the deduction for certain annual compensation in excess of $1.0 million paid to certain of our executive officers, unless the compensation is paid under a “performance-based” plan and certain other requirements are met. Our 1995 stock plan and 2004 long-term incentive plan permit the grant of stock awards that are fully deductible under tax code Section 162(m). All stock options that have been granted under our stock plans are fully deductible, but time-vested restricted stock awards that have been granted under our stock plans are generally subject to the tax code Section 162(m) deduction limitation. In addition, based upon the timing of the compensation committee’s approval of performance criteria with respect to 2005 cash and stock bonuses for Messrs. Jones and Allred, we expect that such bonuses for the second through fourth quarters of 2005 will qualify as performance-based awards exempt from Section 162(m), while such bonuses for the first quarter of 2005 and for fiscal year 2005 will be subject to the deduction limitation. The compensation committee intends to maximize the deductibility of executive compensation while retaining the discretion and flexibility necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, even though such compensation may result in non-deductible compensation expense to us.

Chief Executive Officer Compensation

     Pursuant to his employment agreement, Mr. Jones’ base salary in 2005 was $900,000. He earned both a cash bonus and a stock bonus based on the achievement of performance criteria established by the compensation committee. Mr. Jones’ target quarterly and annual cash bonus in 2005 was 100% of his base salary, subject to a sliding scale, capped at 150% of his base salary. 80% of his target cash bonus was allocated to the achievement of cumulative quarterly targets (20% per quarter) and 20% was allocated to the achievement of annual targets, based two-thirds on the achievement of consolidated adjusted EBITDA targets and one-third on the achievement of consolidated revenues targets. Mr. Jones received an aggregate cash bonus of $1,065,006 for 2005 based on the achievement of quarterly and annual targets. Mr. Jones’ stock bonus in 2005 was payable in shares of our common stock having a value equal to his earned quarterly or annual cash bonus, as the case may be, granted on the same date as the payment of the relevant cash bonus. The number of shares issued were determined by dividing the dollar amount of the relevant cash bonus by the per share closing price of our common stock on the date of grant. The shares vested on the day following the date of grant but may not be sold or transferred for an 18-month period, subject to certain exceptions set forth in his employment agreement. Mr. Jones received an aggregate stock bonus of 112,721 shares of stock in 2005 based on the achievement of quarterly and annual targets. In addition, pursuant to his employment agreement, on April 18, 2005, he received a stock award of 900,000 shares of restricted stock. 45,000 shares vested immediately in recognition of Mr. Jones’ service during the first quarter of 2005, with the remaining shares vesting in 19 equal quarterly installments beginning on June 30, 2005, provided that Mr. Jones is then still employed by us, and subject to acceleration upon certain events as set forth in his employment agreement. See “Employment Agreements” in this proxy statement.

     The foregoing report has been submitted by the following members of the compensation committee who participated in the deliberations described above during 2005.

Wilkie S. Colyer, Chairman John R. Harris

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Our Amended and Restated Audit Committee Charter specifies the scope of the audit committee’s oversight role and how it carries out its activities. Our management has primary responsibility for our financial statements and reporting process, including our systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee oversees these processes and annually appoints our independent auditors for the upcoming year.

     The audit committee has reviewed and discussed our December 31, 2005 audited financial statements with management and with Deloitte & Touche LLP, our independent auditors. The audit committee also has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”, as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications”.

     The audit committee also has received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche their independence from us. The audit committee has also considered and determined that the provision of non-audit services to us is compatible with the independence of Deloitte & Touche.

     Based on the review and discussions referred to above, the audit committee recommended to the board that the December 31, 2005 audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2005 that was filed with the SEC on March 16, 2006.

     The foregoing report has been submitted by the following current and former members of the audit committee who participated in the deliberations discussed above during 2005:

John R. Harris, Chairman Raymond H. Pirtle, Jr. Wilkie S. Colyer (Member since October 2005) Jeffrey T. Arnold (Member from April 2003 until October 2005)

STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on our common stock, the Standard & Poor’s 500 Composite Stock Price Index and a self-determined peer group for the period beginning December 31, 2000 and ending December 31, 2005. The graph assumes an investment in our common stock, the S&P 500 and our peer group of $100 on December 31, 2000, and that all dividends were reinvested. Total return calculations were prepared by the Center for Research in Securities Prices, The University of Chicago.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Premiere Global Services, Inc.	100.00	236.52	306.09	612.87	745.04	565.57
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
Peer Group	100.00	63.55	39.86	58.72	74.66	84.66

     Our peer group consists of each of the companies in our 2005 peer group included in our proxy statement for our 2005 annual meeting of shareholders. Our 2006 peer group includes the following companies: ACT Teleconferencing, Inc., Critical Path, Inc., Docucorp International, Inc., EasyLink Services Corporation, Genesys SA, J2 Global Communications, Inc., Raindance Communications, Inc., WebEx Communications, Inc. and West Corporation (which recently announced an agreement to acquire Raindance).

CERTAIN TRANSACTIONS

     We have made loans to Boland T. Jones, our Chairman of the Board and Chief Executive Officer, which loans are secured by our common stock held directly by Mr. Jones and by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC and whose limited partner is a trust of which Mr. Jones was the grantor and his wife the trustee. Seven Gables Management Company is a limited liability company of which Mr. Jones and his wife are the sole members. The loans were made pursuant to Mr. Jones’ then current employment agreement for the exercise price of certain stock options and the taxes related thereto. Each loan is evidenced by a recourse promissory note bearing interest at the applicable federal rate and is secured by the common stock purchased. These loans mature between 2007 and 2010. No payments are due prior to the due date of each loan. The highest aggregate principal amount of the loans, including accrued interest, outstanding during 2005 was $5,747,368 on March 31, 2005 and the terms of these loans are as follows:

						Value of Collateral
Name	Amount of Loan	Interest Rate	Due Date	Shares Pledged		as of 12/31/05

Boland T. Jones	$1,350,819	5.96%	10/31/10	1,330,753		$10,819,021
	378,174	4.94%	12/29/07	100,000		813,000
	23,178	4.94%	12/15/09	24,000		195,120
	90,288	5.43%	10/31/10	1,330,753	*	10,819,021	*
	53,781	5.43%	10/31/10	239,624		1,948,143

	$1,896,240					$13,775,284	*

*	Separate loans are secured by the same shares of our common stock. The value of such shares is only included once to determine the total value of collateral.

In 2005, Mr. Jones repaid an aggregate of approximately $3,952,600 of his outstanding loans to us with proceeds from sales of his stock, pursuant to a previously announced plan established in accordance with Section 10b5-1 of the Exchange Act. As of March 16, 2006, the aggregate outstanding loan amount for Mr. Jones was $1,918,706.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2005, Messrs. Colyer and Harris served on the compensation committee and neither of these directors has ever been one of our employees. No executive officer serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our compensation committee. See “Meetings and Committees of the Board of Directors — Compensation Committee” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

     We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements, except that Messrs. Jones, Allred and Havener each failed to timely file a Form 4 to report shares withheld to satisfy the tax liability applicable to the vesting of restricted stock in 2005. The reports have now been filed. The foregoing is based upon reports furnished to us.

INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche served as our independent registered public accounting firm for the fiscal year ended December 31, 2005. The audit committee has not yet selected independent auditors for our 2006 audit, but intends to do so by May 31, 2006 after completion of its standard review process.

AUDIT MATTERS

     The following table shows the aggregate fees billed to us by Deloitte & Touche for audit and permitted non-audit services for the years ended December 31, 2005 and 2004:

	2005	2004

Audit Fees	$1,393,698	$1,351,887
Audit-Related Fees	—	74,138

Total Audit and Audit-Related Fees	$1,393,698	$1,426,025
Tax Fees	320,252	452,412
All Other Fees	107,863	30,472

Total Fees	$1,821,813	$1,908,909

     “Audit fees” include fees for the audit of our consolidated financial statements, review of our quarterly financial statements, compliance with the Sarbanes-Oxley Act of 2002 Section 404 requirements and statutory audits of certain of our foreign subsidiaries’ financial statements.

     “Audit-related fees” for 2004 include fees for audits and other services in connection with acquisitions and consultations by management related to financial accounting and reporting matters and securities filings.

“Tax fees” include fees for domestic and international tax compliance, planning and advice.

     “All other fees” for 2005 consist of fees for an American Institute of Public Accountants’ Statement on Auditing Standards No. 70 Type II audit of controls related to the processing of automated data management and delivery solutions and related computer controls at certain Data Communications’ U.S. and international processing locations, and for 2004 include fees for non-audit-related consultations by management related to certain regulatory matters.

     The audit committee pre-approved all audit and permitted non-audit services provided by Deloitte & Touche in 2005 and 2004 and has considered whether the provision of such permitted non-audit services is compatible with maintaining Deloitte & Touche’s independence.

     Representatives of Deloitte & Touche will be present at the annual meeting via conference call and will be available to make a statement and respond to appropriate questions.

CODE OF ETHICS AND CORPORATE GOVERNANCE GUIDELINES

     We have adopted a Code of Conduct and Ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted Corporate Governance Guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

     Our Code of Conduct and Ethics and Corporate Governance Guidelines are each posted on our website at www.premiereglobal.com (follow the links to “Corporate Governance” — “Code of Conduct and Ethics” and “Corporate Governance Guidelines,” respectively), and the code and guidelines are available in print to any shareholder who requests it by writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” above.

     We will post any amendments to, or waivers from, any provision of the Code of Conduct and Ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our website.

SHAREHOLDER PROPOSALS

     Under Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2007 annual meeting of shareholders must be received by us on or before December 11, 2006 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2007 annual meeting of shareholders.

     Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Accordingly, notice of shareholder proposals will be considered untimely and not proper for action at the 2007 annual meeting if received by us before November 11, 2006 or after December 11, 2006.

     For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Shareholder Recommendations to the Nominating and Governance Committee and Shareholder Director Nominations” above.

OTHER MATTERS

     We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgment.

     A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements, exhibits and any amendments thereto, as filed with the SEC, may be obtained without charge upon written request to: Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326. Our 2005 Form 10-K is also available on our website at www.premiereglobal.com (follow the links to “Shareholder Information” — “SEC Filings”).

By Order of the Board of Directors,

/s/ L. Scott Askins
L. Scott Askins Secretary

Atlanta, Georgia
April 3, 2006

APPENDIX A

PROXY
PREMIERE GLOBAL SERVICES, INC.

     The undersigned hereby appoints Boland T. Jones and L. Scott Askins, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on March 1, 2006, at the annual meeting of shareholders to be held at 10:00 a.m. local time, on May 3, 2006, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments thereof.

Election of the following nominees:

Nominees: Boland T. Jones, Jeffrey T. Arnold and John R. Harris to serve as Class III directors for terms expiring at the annual meeting of shareholders in 2009:

[ ]	FOR all nominees listed above, other than	[ ]	WITHHOLD authority to vote for nominees
	as noted below		listed above

Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.

[  ] Please check this box if you plan to attend the annual meeting of shareholders despite submission of this Proxy.

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the three director nominees named above and with discretionary authority as permitted by Rule 14a-4(c) of the Securities and Exchange Commission on all other matters that may properly come before the annual meeting or any adjournment thereof of which we did not have notice on or before December 13, 2005.

     Please sign exactly as your name appears on your stock certificate and date as of the date of signature. Where shares are held jointly, each shareholder must sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature of Shareholder

Signatures of Other Shareholder
(if held jointly)

Dated: ________________________, 2006

THIS PROXY IS SOLICITED ON BEHALF OF PREMIERE GLOBAL SERVICES, INC.'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.